Exhibit 99.1

ICR

Investor Relations/Media:

Don Duffy/Raphael Gross, 203-682-8215

McCormick & Schmick’s Seafood Restaurants, Inc. Reports First Quarter 2010 Financial Results

Portland, Oregon – May 5, 2010 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its first quarter ended March 27, 2010.

Financial results for the first quarter 2010 compared to the first quarter 2009:

•	Revenues decreased 7.7% to $84.8 million from $91.9 million

•	Comparable restaurant sales decreased 9.6%

•	Comparable restaurant traffic decreased 6.2%

•	Total restaurant operating costs were 89.3% of revenues compared to 89.2%

•	Net loss of $0.4 million, or $0.03 per basic and diluted share, compared to net loss of $1.1 million, or $0.08 per basic and diluted share

Bill Freeman, Chief Executive Officer, said, “I’m encouraged by the positive response of our guests to our strategic initiatives designed to improve guest traffic. Our results reflect consecutive quarter over quarter improvement for the past two quarters in comparable sales and guest traffic. For the balance of the year, we intend to remain focused on execution at the restaurant level while completing the implementation of strategies launched last year. We will continue to evolve our concept, further connect with our current guests and broaden our appeal to a wider audience.”

Outlook and 2010 Financial Guidance

The Company reaffirms its annual revenue guidance for 2010 to be between $355.0 million and $365.0 million, and estimates earnings of $0.40 to $0.45 per fully diluted share.

The Company expects its annualized effective tax rate to be between 10.0% and 15.0% due to its projection of modest taxable income for the year in certain taxing jurisdictions.

The Company also expects 2010 depreciation and amortization of approximately $16.0 million, and general and administrative expenses to be between $20.0 million and $21.0 million.

In 2010, the Company plans to open two McCormick & Schmick seafood restaurants, the first in West Palm Beach, Florida, which opened in February, and the second in Houston, Texas, which is planned to open in June, as well as one The Boathouse restaurant in Vancouver, B.C. Canada, which is planned to open in the summer. Based on capital availability and depending on economic conditions, the Company may open additional restaurants in 2010.

Conference Call

The Company will host a conference call to discuss the first quarter 2010 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer and Michelle Lantow, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 352-6801, or for international callers by dialing (719) 325-2342. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers. The conference ID is 7450480. The replay will be available until Wednesday, May 19, 2010.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company operates 94 restaurants, including 88 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 38 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least eighteen months from the beginning of the year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance we provide for 2010 consists of forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of changes in state or federal tax laws; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	March 28, 2009		March 27, 2010
Revenues	$91,894	100.0%	$84,822	100.0%

Restaurant operating costs
Food and beverage	27,696	30.1%	25,797	30.4%
Labor	30,489	33.2%	28,160	33.2%
Operating	14,340	15.6%	12,574	14.8%
Occupancy	9,489	10.3%	9,187	10.8%

Total restaurant operating costs	82,014	89.2%	75,718	89.3%
General and administrative expenses	5,845	6.4%	4,907	5.8%
Restaurant pre-opening costs	562	0.6%	502	0.6%
Depreciation and amortization	4,080	4.4%	3,811	4.5%
Impairment, restructuring and other charges	181	0.2%	—	—

Total costs and expenses	92,682	100.9%	84,938	100.1%

Operating loss	(788)	(0.9)%	(116)	(0.1)%
Interest expense, net	378	0.4%	406	0.5%
Other income, net	14	—	—	—

Loss before income taxes	(1,180)	(1.3)%	(522)	(0.6)%
Income tax benefit	(36)	—	(82)	(0.1)%

Net loss	$(1,144)	(1.2)%	$(440)	(0.5)%

Net loss per share
Basic and diluted	$(0.08)		$(0.03)
Shares used in computing net loss per share
Basic and diluted	14,728		14,787